Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 13, 2007

2NC1 Callable Fixed Rate Note
Final Terms and Conditions

Issuer:	Toyota Motor Credit Corporation

Issue Type:	U.S. MTN

Principal Amount:	$20,000,000
(may be increased prior to Issue Date)

CUSIP:	89233PN28

Trade Date:	November 13, 2007

Issue Date:	November 20, 2007

Maturity Date:	November 20, 2009

Issue Price:	100.0%

Re-Offer Price:	100.0%

Proceeds:	100.0%.
The Underwriter or its affiliate will
enter into swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.

Interest Rate:	4.42% per annum

Interest Payment Dates:	Semi-annually on each May 20 and November
20, commencing May 20, 2008

Issuer's Call Option:	Callable in whole but not in part, at par,
on any Interest Payment Date commencing on November 20, 2008, provided that the Issuer gives 10 calendar days' notice

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Business Day:	New York

Business Day
Convention:	Following, unadjusted

Day Count
Convention:	30/360

Denomination:	$50,000 by $50,000

Form of Note:	Book-entry

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Merrill
Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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